Statement of Computation of Earnings to Fixed Charges              Exhibit 12.1





                                                    Year Ended June 30,
                                     -------------------------------------------------             Nine Months Ended March 31,
                                                                          Pro Forma                                  Pro Forma
                                                  Historical             As Adjusted               Historical       As Adjusted
                                     --------------------------------------------------      ------------------------------------
                                       1995          1996          1997          1997          1997          1998          1998
                                     --------      --------      --------      --------      --------      --------      --------
Income (Loss)  before extraordinary  $   (687)     $ (1,189)     $ (1,138)     $  1,919      $   (627)     $ (2,138)     $ (1,533)
  items and income taxes
  Fixed Charges                      $     25      $    421      $    878      $ 17,795      $    656      $    899      $ 13,481
                                     --------      --------      --------      --------      --------      --------      --------
Earnings for Computation             $   (662)     $   (768)     $   (260)     $ 19,714      $     29      $ (1,239)     $ 11,948


Fixed Charges
   Interest and financing costs      $     25      $    421      $    878      $ 17,795      $    656      $    899      $ 13,481

Ratio of Earnings to                       NM            NM            NM           1.1            NM            NM            NM
    Fixed Charges


Short Fall                           $   (687)     $ (1,189)     $ (1,138)                   $   (627)     $ (2,138)     $ (1,533)
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